Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration No. 333-202627 on Form S-4 of our report dated November 26, 2014 (November 9, 2015 as to the effects of the restatement discussed in Note 22; December 23, 2015 as to Note 3 (relating to the adjustments for discontinued operations arising in 2015) and Note 18 (relating to the change in reportable segments in 2015); December 13, 2016 as to the effects of the restatement discussed in Note 2.), relating to the consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the year ended September 30, 2014 (the “2014 financial statements”) (before the retrospective adjustments to the 2014 financial statements for the adoption of ASU 2014-08 ) (not presented herein) of EZCORP, Inc. and subsidiaries (which report expresses an unqualified opinion; includes an explanatory paragraph that the retrospective adjustments to the 2014 financial statements for the adoption of ASU 2014-08 were audited by other auditors; and includes an explanatory paragraph related to the restatement of the 2014 consolidated financial statements), appearing in the Annual Report on Form 10-K of EZCORP, Inc. for the year ended September 30, 2016, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Austin, Texas
February 8, 2017